Exhibit 99.1

News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2013 THIRD QUARTER RESULTS

IONIA, Mich., Oct. 30, 2013 - Independent Bank Corporation (Nasdaq: IBCP) reported third quarter 2013 net income applicable to common stock of $10.3 million, or $0.17 per diluted share, versus net income applicable to common stock of $5.4 million, or $0.16 per diluted share, in the prior-year period.  For the nine months ended Sept. 30, 2013, the Company reported net income applicable to common stock of $77.3 million, or $3.40 per diluted share, compared to net income applicable to common stock of $11.0 million, or $0.36 per diluted share, in the prior-year period.  The diluted earnings per share calculations are based on earnings prior to preferred stock dividends and the preferred stock discount.  Third quarter 2013 results include a $7.6 million benefit from the redemption of the Company’s mandatorily convertible preferred stock at a discount.  Year-to-date 2013 results include an income tax benefit of $57.3 million associated with the reversal of substantially all of the Company’s deferred tax asset valuation allowance in June 2013.

The Company’s seventh consecutive profitable quarter was highlighted by:

•	A successful common equity offering that resulted in raising $97.1 million of net proceeds.
•	The exit from the Troubled Asset Relief Program (“TARP”) with an $81.0 million payment to the United States Department of the Treasury (“UST”).
•	The restoration of interest payments on all of the Company’s outstanding trust preferred securities.
•	Additional improvement in asset quality, with non-performing assets down 2.3% during the quarter and 37.3% since year end 2012.

On Dec. 7, 2012, the Company completed the sale of 21 branches.  This transaction resulted in the transfer of approximately $403.1 million of deposits and the sale of approximately $48.0 million of loans.  The transaction also resulted in the transfer of $336.1 million of cash to the purchaser of the branches.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are very pleased to report our seventh consecutive quarter of profitability as well as continued progress in improving asset quality, as evidenced by a reduction in our non-performing assets, loan net charge-offs and the provision for loan losses as compared to the year ago quarter.  The third quarter of 2013 was marked by several significant positive events including our common equity offering, our exit from TARP, and the restoration of interest payments on our trust preferred securities.  The Company has achieved a very strong capital structure with a tangible common equity to tangible assets ratio of 10.24% as of the end of the third quarter.  This positions the organization for potential future growth.  Having now completed all of the elements of our capital plan, we are keenly focused on further improving our operating results and efficiency ratio.  We are confident that we already have initiatives in place (such as the Oct. 11, 2013 redemption of higher cost trust preferred securities) or in process that will improve our operating results, despite the challenge of lower mortgage banking related revenues.  Our net interest income also stabilized in the third quarter and commercial loans and installment loans have grown during the year.”

Operating Results

The Company’s net interest income totaled $19.5 million during the third quarter of 2013, a decrease of $1.9 million, or 9.0% from the year-ago period, and essentially unchanged from the second quarter of 2013. The decrease in net interest income is primarily due to a decline in average interest-earning assets resulting from the aforementioned branch sale. Average interest-earning assets declined to $1.91 billion in the third quarter of 2013 compared to $2.18 billion in the year-ago quarter. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.10% during the third quarter of 2013, compared to 3.95% in the year-ago period, and 4.16% in the second quarter of 2013.  The year-over-year increase in the net interest margin is due to a change in asset mix, as lower yielding interest-bearing cash balances decreased following the branch sale, as well as a decline in the cost of funds.

For the first nine months of 2013, net interest income totaled $58.6 million, a decrease of $6.8 million, or 10.4% from 2012.  The Company’s net interest margin for the first nine months of 2013 increased to 4.17% compared to 4.06% in 2012.  The reasons for the decline in net interest income for the first nine months of 2013 are generally consistent with those described above for the comparative year-over-year quarterly periods.

Service charges on deposit accounts totaled $3.6 million and $10.6 million, respectively, for the third quarter and first nine months of 2013, representing decreases of 23.7% and 21.4%, respectively, from the comparable year ago periods.  Interchange income totaled $1.9 million and $5.5 million for the third quarter and first nine months of 2013, respectively, representing decreases of 20.3% and 21.4%, respectively, over the year ago comparative periods.  The declines in service charges on deposit accounts and interchange income primarily reflect the impact of the branch sale.

Net gains on mortgage loans were $1.6 million in the third quarter of 2013, compared to $4.6 million in the year-ago quarter.  For the first nine months of 2013, net gains on mortgage loans totaled $8.4 million compared to $12.0 million in 2012. The decrease in net gains relates primarily to a rise in mortgage loan interest rates during mid-2013 that has significantly reduced mortgage loan refinance volumes.

Mortgage loan servicing generated income of $0.3 million and a loss of $0.4 million in the third quarters of 2013 and 2012, respectively. The quarterly comparative variance is due primarily to the change in the impairment reserve (a $0.035 million recovery of previously recorded impairment charges in the third quarter of 2013 compared to a $0.4 million impairment charge in the year-ago quarter) as well as a $0.3 million decrease in the amortization of capitalized mortgage loan servicing rights.  For the first nine months of 2013, mortgage loan servicing generated income of $2.6 million compared to a loss of $0.7 million in 2012.  The first nine months comparative variance is primarily due to the change in the impairment reserve (a $2.5 million recovery of previously recorded impairment charges in the first nine months of 2013 compared to a $0.6 million impairment charge in the year-ago period). The recovery of previously recorded impairment charges during 2013 primarily reflects higher mortgage loan interest rates resulting in lower estimated future prepayment rates. Capitalized mortgage loan servicing rights totaled $13.1 million at Sept. 30, 2013 compared to $11.0 million at Dec. 31, 2012.  As of Sept. 30, 2013, the Company serviced approximately $1.74 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $25.9 million in the third quarter of 2013, compared to $29.3 million in the year-ago period.  For the first nine months of 2013, non-interest expenses totaled $79.1 million versus $86.8 million in 2012.  The branch sale had the most significant impact on the year-over-year declines in most of the categories of non-interest expenses (compensation and benefits, occupancy, furniture, fixtures and equipment, communications and FDIC deposit insurance).  Compensation and employee benefits in the third quarter of 2013 included $0.3 million of expense related to the vesting of certain restricted stock unit awards because of the Company’s exit from TARP.

Loan and collection expenses (down $1.2 million in the quarter and $2.6 million year-to-date) and net losses on other real estate (“ORE”) and repossessed assets (down $0.2 million in the quarter and $0.8 million year-to-date) declined due primarily to reduced levels of non-performing loans, commercial watch credits and ORE.  In addition, credit card and bank service fees (down $0.1 million in the quarter and $0.7 million year-to-date) declined due primarily to a decrease in the size of the Company’s payment plan receivables portfolio.

The provision for loss reimbursement on sold loans increased by $1.2 million in the third quarter of 2013 compared to the year ago quarter.  In Oct. 2013 the Company reached an agreement in principle (the “Resolution Agreement”) to resolve its existing and future repurchase and make whole obligations (collectively “Repurchase Obligations”) related to mortgage loans originated between Jan. 1, 2000 and Dec. 31, 2008 and delivered to Fannie Mae by Jan. 31, 2009. The terms of the Resolution Agreement are subject to final approval by Fannie Mae. Under the proposed terms of the Resolution Agreement, the Company will pay Fannie Mae approximately $1.59 million with respect to the Repurchase Obligations, subject to reconciliation and adjustment.  The Company believes that it is in its best interests to execute the Resolution Agreement in order to bring finality to the loss reimbursement exposure with Fannie Mae for these years and reduce the resources spent on individual file reviews and defending loss reimbursement requests.  The third quarter 2013 provision includes the impact of the Resolution Agreement.  At Sept. 30, 2013 the Company’s reserve for loss reimbursement on sold loans totaled $3.5 million (which includes reserves for other investors in addition to Fannie Mae).

2013 vehicle service contract counterparty contingencies expense decreased by $0.1 million in the quarter and increased $2.3 million year-to-date as compared to 2012.  This year-to-date increase primarily reflects write-downs of vehicle service contract counterparty receivables in the second quarter of 2013.  The Company reached settlements in certain of its litigation to collect these receivables.  Given the costs and uncertainty of continued litigation, management of the Company determined it was in the organization’s best interests to resolve these matters.  During the third quarter of 2013 the Company received a cash payment of $5.4 million related to one of these settlements.  At Sept. 30, 2013 the Company had $9.8 million of remaining receivables from vehicle service contract counterparties that were still in process of collection.

Asset Quality

Commenting on asset quality, President and CEO Kessel added: “Our provision for loan losses decreased by $0.6 million in the third quarter of 2013 as compared to the year-ago level, primarily reflecting a reduction in non-performing loans, a lower level of watch credits, reduced loan net charge-offs, and an overall decline in total loan balances.  Since Sept. 30, 2012, non-performing loans and commercial loan watch credits have declined by approximately 48% and 32%, respectively.  In addition, thirty- to eighty-nine day delinquency rates at Sept. 30, 2013 were 0.36% for commercial loans and 1.07% for mortgage and consumer loans. These delinquency rates continue to be well managed as we strive to further improve asset quality and reduce credit related costs.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	9/30/2013	12/31/2012	9/30/2012
	(Dollars in Thousands)
Commercial	$6,685	$14,753	$19,517
Consumer/installment	2,108	2,343	2,531
Mortgage	11,546	15,736	16,586
Payment plan receivables(2)	31	104	213
Total	$20,370	$32,936	$38,847
Ratio of non-performing loans to total portfolio loans	1.48%	2.32%	2.71%
Ratio of non-performing assets to total assets	1.69%	2.92%	2.88%
Ratio of the allowance for loan losses to non-performing loans	169.06%	134.43%	123.62%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)	Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans have declined by $12.6 million, or 38.2%, since year-end 2012.  All categories of non-performing loans declined; the principal decreases since year-end 2012 were in commercial loans and residential mortgage loans. The decline in non-performing loans primarily reflects loan net charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE during 2013.  In addition, the Company completed a sale of commercial loans during the second quarter of 2013 that included $2.9 million of non-performing loans.  Non-performing commercial loans have declined by $71.4 million, or 91.4%, since they peaked in 2008.  Non-performing retail (residential mortgage and consumer/installment) loans have declined by $45.5 million, or 76.9%, since they peaked in 2009.  Other real estate and repossessed assets totaled $16.6 million at Sept. 30, 2013, compared to $26.1 million at Dec. 31, 2012.

The provision for loan losses was a credit of $0.4 million and an expense of $0.3 million in the third quarters of 2013 and 2012, respectively.  The provision for loan losses was a credit of $3.2 million and an expense of $6.4 million in the first nine months of 2013 and 2012, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  Loan net charge-offs were $2.0 million (0.58% annualized of average loans) in the third quarter of 2013, compared to $3.7 million (1.00% annualized of average loans) in the third quarter of 2012.  Loan net charge-offs were $6.7 million (0.65% of average loans) and $16.7 million (1.46% of average loans) for the first nine months of 2013 and 2012, respectively.  The year to date declines in 2013 loan net charge-offs by category were: commercial loans $5.0 million; mortgage loans $4.2 million; consumer/installment loans $0.7 million; and other $0.1 million.   At Sept. 30, 2013, the allowance for loan losses totaled $34.4 million, or 2.50% of portfolio loans, compared to $44.3 million, or 3.12% of portfolio loans, at Dec. 31, 2012.

Balance Sheet, Liquidity and Capital

Total assets were $2.18 billion at Sept. 30, 2013, an increase of $159.6 million from Dec. 31, 2012.  Loans, excluding loans held for sale, were $1.38 billion at Sept. 30, 2013, compared to $1.42 billion at Dec. 31, 2012.  Deposits totaled $1.85 billion at Sept. 30, 2013, an increase of $69.8 million from Dec. 31, 2012.  The increase in deposits is primarily due to growth in checking and savings account balances.

Cash and cash equivalents totaled $130.9 million at Sept. 30, 2013, versus $179.8 million at Dec. 31, 2012. Securities available for sale totaled $415.9 million at Sept. 30, 2013, versus $208.4 million at Dec. 31, 2012.  This $207.5 million increase in securities available for sale is primarily due to the purchase of residential mortgage-backed, asset-backed, corporate and municipal securities during the first nine months of 2013.

Total shareholders’ equity was $226.6 million at Sept. 30, 2013, or 10.38% of total assets.  Tangible common equity totaled $223.2 million (10.24% of tangible assets) at Sept. 30, 2013, or $9.79 per share.

The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	9/30/2013	12/31/2012	Well Capitalized Minimum

Tier 1 capital to average total assets	9.88%	8.26%	5.00%
Tier 1 capital to risk-weighted assets	14.74%	13.67%	6.00%
Total capital to risk-weighted assets	16.01%	14.95%	10.00%

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.2 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation currently operates a 71-branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets	(In thousands, except share amounts)
Cash and due from banks	$56,179	$55,487
Interest bearing deposits	74,766	124,295
Cash and Cash Equivalents	130,945	179,782
Interest bearing deposits - time	16,946	-
Trading securities	308	110
Securities available for sale	415,885	208,413
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	21,496	20,838
Loans held for sale, carried at fair value	27,622	47,487
Loans held for sale, carried at lower of cost or fair value	-	3,292
Loans
Commercial	625,422	617,258
Mortgage	491,525	527,340
Installment	194,542	189,849
Payment plan receivables	68,494	84,692
Total Loans	1,379,983	1,419,139
Allowance for loan losses	(34,437)	(44,275)
Net Loans	1,345,546	1,374,864
Other real estate and repossessed assets	16,637	26,133
Property and equipment, net	47,884	47,016
Bank-owned life insurance	51,916	50,890
Deferred tax assets, net	58,807	-
Capitalized mortgage loan servicing rights	13,051	11,013
Vehicle service contract counterparty receivables, net	9,753	18,449
Other intangibles	3,366	3,975
Prepaid FDIC deposit insurance assessment	-	9,448
Accrued income and other assets	23,342	22,157
Total Assets	$2,183,504	$2,023,867
Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$508,983	$488,126
Savings and interest-bearing checking	908,599	871,238
Reciprocal	55,924	33,242
Retail time	362,585	372,340
Brokered time	13,227	14,591
Total Deposits	1,849,318	1,779,537
Other borrowings	17,282	17,625
Subordinated debentures	50,175	50,175
Vehicle service contract counterparty payables	5,499	7,725
Accrued expenses and other liabilities	34,629	33,830
Total Liabilities	1,956,903	1,888,892
Shareholders' Equity
Convertible preferred stock, no par value, 200,000 shares authorized; None issued and outstanding at September 30, 2013 and 74,426 shares issued and outstanding at December 31, 2012; liquidation preference: $85,150 at December 31, 2012	-	84,204
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 22,808,839 shares at September 30, 2013 and 9,093,732 shares at December 31, 2012	350,926	251,237
Accumulated deficit	(115,155)	(192,408)
Accumulated other comprehensive loss	(9,170)	(8,058)
Total Shareholders' Equity	226,601	134,975
Total Liabilities and Shareholders' Equity	$2,183,504	$2,023,867

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
	(unaudited)
	(In thousands)
Interest Income
Interest and fees on loans	$20,083	$20,303	$23,385	$61,096	$71,427
Interest on securities
Taxable	1,109	993	655	2,772	2,246
Tax-exempt	282	242	261	762	801
Other investments	310	324	432	966	1,210
Total Interest Income	21,784	21,862	24,733	65,596	75,684
Interest Expense
Deposits	1,371	1,463	2,223	4,363	6,952
Other borrowings	884	876	1,059	2,625	3,351
Total Interest Expense	2,255	2,339	3,282	6,988	10,303
Net Interest Income	19,529	19,523	21,451	58,608	65,381
Provision for loan losses	(355)	(2,107)	251	(3,153)	6,438
Net Interest Income After Provision for Loan Losses	19,884	21,630	21,200	61,761	58,943
Non-interest Income
Service charges on deposit accounts	3,614	3,583	4,739	10,603	13,492
Interchange income	1,852	1,933	2,324	5,542	7,053
Net gains (losses) on assets
Mortgage loans	1,570	3,208	4,602	8,415	12,041
Securities	14	107	301	205	1,154
Other than temporary impairment loss on securities
Total impairment loss	-	(26)	(70)	(26)	(332)
Loss recognized in other comprehensive loss	-	-	-	-	-
Net impairment loss recognized in earnings	-	(26)	(70)	(26)	(332)
Mortgage loan servicing	338	1,654	(364)	2,614	(716)
Title insurance fees	409	368	482	1,261	1,479
(Increase) decrease in fair value of U.S. Treasury warrant	-	20	(32)	(1,025)	(211)
Other	2,040	2,164	2,560	6,327	8,208
Total Non-interest Income	9,837	13,011	14,542	33,916	42,168
Non-interest Expense
Compensation and employee benefits	12,591	11,715	13,610	35,613	39,598
Occupancy, net	2,017	2,147	2,482	6,588	7,688
Data processing	2,090	2,042	2,024	6,048	5,960
Loan and collection	1,584	1,702	2,832	5,512	8,129
Vehicle service contract counterparty contingencies	149	3,127	281	3,403	1,078
Furniture, fixtures and equipment	1,051	1,088	1,083	3,171	3,490
Provision for loss reimbursement on sold loans	1,417	356	193	2,436	751
Communications	695	730	896	2,205	2,791
FDIC deposit insurance	685	711	816	2,026	2,489
Advertising	652	659	647	1,881	1,842
Legal and professional	487	664	952	1,843	3,117
Interchange expense	410	418	468	1,238	1,321
Net losses on other real estate and repossessed assets	119	320	291	1,091	1,911
Credit card and bank service fees	310	331	433	975	1,708
Write-down of property and equipment held for sale	-	-	860	-	860
Cost (recoveries) related to unfunded lending commitments	(86)	48	(538)	(57)	(597)
Other	1,763	1,684	1,966	5,176	4,692
Total Non-interest Expense	25,934	27,742	29,296	79,149	86,828
Income Before Income Tax	3,787	6,899	6,446	16,528	14,283
Income tax expense (benefit)	282	(56,489)	-	(56,172)	-
Net Income	$3,505	$63,388	$6,446	$72,700	$14,283
Preferred stock dividends and discount accretion	(749)	(1,157)	(1,093)	(3,001)	(3,241)
Preferred stock discount	7,554	-	-	7,554	-
Net Income Applicable to Common Stock	$10,310	$62,231	$5,353	$77,253	$11,042

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
	(unaudited)
Per Common Share Data
Net Income Per Common Share (A)
Basic (B)	$0.73	$6.56	$0.61	$7.03	$1.28
Diluted (C)	0.17	2.64	0.16	3.40	0.36
Cash dividends declared per common share	0.00	0.00	0.00	0.00	0.00

Selected Ratios (D)
As a Percent of Average Interest-Earning Assets
Interest income	4.57%	4.65%	4.55%	4.66%	4.70%
Interest expense	0.47	0.49	0.60	0.49	0.64
Net interest income	4.10	4.16	3.95	4.17	4.06
Net Income to (A)
Average common shareholders’ equity	25.64%	388.31%	62.71%	110.70%	52.38%
Average assets	1.90	12.00	0.89	4.93	0.62

Average Shares
Basic (B)	14,167,043	9,480,454	8,778,899	10,989,142	8,637,176
Diluted (C)	21,169,623	24,031,142	39,613,139	21,357,474	39,381,081

(A) These amounts are calculated using net income applicable to common stock.  Dividends on convertible preferred stock are added back and preferred stock discount is subtracted out in the diluted per share calculation.

(B) Average shares of common stock for basic net income per common share include shares issued and outstanding during the period and participating share awards.

(C) Average shares of common stock for diluted net income per common share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.

(D) Ratios have been annualized.